Exhibit (d)(42)

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (this “Agreement”) is by and between ProShare Advisors LLC, a Maryland limited liability company (the “Sub-Adviser”), and Ivy Investment Management Company, a Delaware corporation (the “Adviser”), for the each fund listed on Exhibit A (each a “Fund”, collectively, the “Funds”), portfolios of the Ivy Funds (the “Trust”), an open-end diversified management investment company organized as a series fund under the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), effective as of the close of business on the 18th day of April, 2017.

WHEREAS, the Trust has appointed the Adviser as the investment adviser for each Fund pursuant to the terms of the Investment Management Agreement dated November 13, 2008 between the Trust and the Adviser (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that the Adviser may, at its option, subject to approval by the Board of Trustees of the Trust (the “Board”) and, to the extent necessary, the shareholders of each Fund, appoint a sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement;

WHEREAS, the Adviser desires to appoint the Sub-Adviser as the sub-adviser for the Funds, subject to approval by the Board and, compliance with the terms of certain exemptive relief obtained from the Commission, the Adviser may appoint the Sub-Adviser, and this Agreement may become effective, without shareholder approval;

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide certain investment advisory services to the Funds; and

WHEREAS, the Sub-Adviser desires to furnish such services to the Funds under the terms and subject to the conditions set out below.

THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows.

1.	Appointment of Sub-Adviser. Under the terms and subject to the conditions of this Agreement and in accordance with and subject to the Advisory Agreement, the Adviser hereby appoints the Sub-Adviser to perform the investment advisory services described herein, subject to the control and direction of Board and the Adviser. The Sub-Adviser hereby accepts such appointment and agrees to furnish such services in exchange for the compensation described herein. The Sub-Adviser is, for all purposes of this Agreement, an independent contractor and, except as expressly provided or authorized, shall have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

2.	Obligations of and Services to be Provided by the Sub-Adviser.

(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to each Fund.

(i)

The investment of the assets of each Fund shall at all times be subject to (i) the applicable provisions of the Trust’s Declaration of Trust, Bylaws, and the registration statement, each as amended, (ii) the current Prospectus and Statement of Additional Information of each Fund, (iii) the investment objectives, policies and restrictions of such Fund as set forth in such documents, and (iv) the Derivatives Documentation (defined below), all in the form provided to the Sub-Adviser by the Adviser from time to time, and as interpreted by the Board and by the Adviser from time to time and communicated in writing to the Sub-Adviser, as well as any other specific policies adopted by the Board and provided in writing to the Sub-Adviser (“Governing Documents”). Within the framework of the investment objective(s), policies and restrictions of each Fund, as set forth in such Governing Documents, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund; for purposes of clarity, determining from time to time which securities and other investments and instruments will be purchased, retained, sold or exchanged by each Fund and what portion of such Fund’s assets will be held in the various securities and other investments in which the Fund invests. The Adviser agrees to consult with the Sub-Adviser regarding proposed changes to the investment objective(s), policies or restrictions of any Fund; however, it is the Adviser’s ultimate and sole decision to recommend any such revision to the Board for consideration. If a change is made to a Fund’s investment objective(s), policies or restrictions, the Adviser agrees to notify the Sub-Adviser, in writing, at least 30 days prior to such change taking effect, or as soon as practicable if such change is required by applicable law, and to deliver to the Sub-Adviser updated Governing Documents reflecting such change.

(ii)	In carrying out its obligation to manage the investments and reinvestments of the assets of each Fund, the Sub-Adviser shall take such steps as are reasonably necessary to (A) formulate and implement a continuous investment program for such Fund consistent with the Governing Documents; (B) implement the aforementioned investment program by placing orders for purchases and sales of securities and other investments and instruments with broker-dealers, futures commission merchants or other intermediaries or counterparties; (C) conform to the portfolio composition requirements of the Internal Revenue Code, as amended, applicable to regulated investment companies, conform to the regulations and rules of the U.S. Commodity Futures Trading Commission (“CFTC”), the U.S. Securities and Exchange Commission (“SEC”), the National Futures Association (“NFA”), and other relevant regulatory bodies; and (D) coordinate and cooperate with the Adviser to monitor trades and regulatory developments to remain in compliance with the applicable rules and regulations, which includes giving the Adviser access to settlement prices of trades entered on behalf of the Fund.

(iii)	In connection with the purchase and sale of securities and other investments and instruments of each Fund, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) for the Trust on a daily basis, to occur no later than 1:00 p.m. CST on trade date + 1 (T+1), such confirmation, trade tickets and other documents as may be reasonably necessary to enable the Adviser (or its designee) to perform its administrative responsibilities with respect to such Fund. The Sub-Adviser shall render such reports to the Adviser and to the Board concerning the investment activity and portfolio composition of the Funds at such intervals and in such form as may be mutually agreed from time to time.

(iv)	The Sub-Adviser shall execute the Derivative Transactions (defined below) for Funds in accordance with subparagraphs (v) and (vi) below. In connection with the placement of orders for the execution of each Fund’s portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of each Fund in accordance with all laws, rules and regulations applicable to the Funds, including but not limited to, records required by Section 31(a) of the 1940 Act. All such records shall be the joint property of the Trust and the Sub-Adviser, and the Sub-Adviser shall make such records available for inspection and use by the SEC, CFTC, the NFA and any other relevant regulatory agencies, the Trust or any person retained by the Trust upon the Trust’s or the Adviser’s written and reasonable request; provided, however, that such examinations shall: (a) be made during normal business hours; (b) be made with the least amount of interference with the Sub-Adviser’s business and operations as reasonably practicable; and (c) provided that the inspection be of a routine matter. If the inspection or audit is due to the Sub-Adviser’s registration or non-registration with a regulatory agency or due to a trade or trades that the Sub-Adviser executed, the inspection shall be conducted at the sole expense of the Sub-Adviser.

(v)	Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall use its commercially reasonable efforts to identify the general types of investment contracts (including, but not limited to, derivatives (ISDA) agreements, retail or prime brokerage contracts, futures commission merchant agreements or other agreements necessary to open Fund accounts) required for the Sub-Adviser to regularly provide the Funds sub-advisory services pursuant to the terms and conditions of this Agreement.

(vi)	The Sub-Adviser is authorized, subject to the supervision of the Adviser and the Board, to place orders for the purchase and sale of exchange-traded (“Listed Derivatives”) and/or over-the-counter (“OTC”) derivative transactions (Listed Derivatives and OTC, together referred to as “Derivative Transactions”). Derivative Transactions shall be governed by the exchange-traded and over-the-counter derivatives documentation, including ISDA Master Agreements and corresponding Credit Support Annex, Master Confirmation Agreements, and Confirmations, listed options on margin agreements, listed options agreements, listed derivatives account documents for futures and options on futures, futures account applications, clearing documentation for OTC derivatives, clearing documentation for exchange-traded derivatives, account control agreements for OTC derivatives, account control agreements for exchange-traded derivatives, and agreements with execution and clearing brokers, among other agreements, that the Adviser has signed with swap counterparties, futures commission merchants, and clearing or execution brokers (“Derivatives Documentation”).

For the avoidance of doubt, the Sub-Adviser is not authorized to (1) negotiate or enter into on behalf of the Funds: (I) investment contracts (including, but not limited to, derivatives (ISDA) agreements, retail or prime brokerage contracts, futures commission merchant agreements or other agreements necessary to open Fund accounts); (II) Fund service provider agreements; or (2) trade Derivative Transactions under derivatives documentation that it has executed with swap counterparties, futures commission merchants, and clearing or execution brokers.

(vii)	Valuations and Early Terminations involving Derivatives Documentation.

(A)	The Sub-Adviser shall notify the Adviser immediately after the Sub-Adviser becomes aware of an occurrence of an Event of Default, a Potential Event of Default or a Termination Event of a relevant broker-dealer, futures commission merchant, or a clearing organization (“Relevant Party”) or if the Sub-Adviser becomes aware that a Relevant Party has delayed posting of collateral or delayed payment obligations. In any case, the Sub-Adviser shall notify the Adviser promptly after the Sub-Adviser becomes aware of any general signs of material financial distress that a Relevant Party may be experiencing or has experienced. Similarly, the Adviser shall notify the Sub-Adviser immediately after the Adviser becomes aware of an occurrence of an Event of Default, a Potential Event of Default or a Termination Event and shall notify the Sub-Adviser promptly after Adviser becomes aware of any general signs of material financial distress that a Relevant Party may be experiencing or has experienced. U, the Adviser and Sub-Adviser shall jointly determine the best course of action, excluding instances where the Sub-Adviser determines time is of the essence, in which case the Sub-Adviser may decide the best course of action for the Funds. Capitalized terms not defined in this paragraph shall have the meanings ascribed to them in the relevant ISDA Master Agreement.

(viii)	The Sub-Adviser is authorized as the agent of the Trust to give instructions with respect to the Funds’ assets to: (I) the custodian of the Funds as to deliveries of securities, postings of collateral and other investments and payments of cash for the account of the Funds; (II) any broker-dealer involved with executing investment transactions; (III) any futures commission merchant involved with executing investment transactions; (IV) any investment contract counterparty; and (V) any other party as necessary to complete an investment transaction for the Funds. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Funds in one or more investment companies.

(ix)	Selection of Brokers and Dealers.

(A)	In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of each Fund’s transactions. For Derivatives Transactions, the Sub-Adviser shall select brokers and dealers from one of the brokers and dealers who are listed on the Approved Counterparties List provided by the Adviser to the Sub-Adviser, as amended from time to time. In selecting brokers or dealers to execute such orders and placing such orders, the Sub-Adviser is expressly authorized by the Adviser to consider the fact that a broker or dealer has furnished statistical, research or other information or services, which enhance the Sub-Adviser’s investment research and portfolio management capability generally. It is further understood by the Adviser that, in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sub-Adviser may negotiate with and pay a broker a commission that exceeds the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e) of the Exchange Act and as may be interpreted by the SEC and/or its staff from time to time in accordance with applicable law) provided by such broker, viewed in terms either of each Fund’s or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. It is also expressly understood and acknowledged by the Adviser that the Sub-Adviser may select brokers or dealers who also provide brokerage and research services (as defined in Section 28(e) of the Exchange Act and as may be interpreted by the SEC and/or its staff from time to time in accordance with applicable law) to the other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

(B)	The Sub-Adviser shall render such reports to the Adviser and to the Board at such intervals and in such form as may be mutually agreed from time to time regarding the total amount and usage of all commissions generated as a result of trades executed for the Funds, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with selected brokers and dealers.

(b)	The Sub-Adviser shall (i) comply with all reasonable requests of the Trust (through the Adviser) for information, including information required in connection with the Trust’s filings with the SEC and state securities commissions, and (ii) provide such other reporting as may be mutually agreed from time to time. The Sub-Adviser shall use commercially reasonable efforts to review and comment within five business days upon all disclosure about the Sub-Adviser contained or to be contained in the registration statement, Prospectus, Statement of Additional Information, other offering documents and marketing materials; provided, however, that the Adviser will not use any disclosure regarding the Sub-Adviser to which the Sub-Adviser has objected in writing within the foregoing timeframe as being inaccurate.

(c)	At such intervals and in such form as may be mutually agreed from time to time, the Sub-Adviser shall furnish to the Adviser for distribution to the Board, reports on the investment performance of the Funds and on the performance of its obligations under this Agreement.

(d)	On occasions when the Sub-Adviser deems the purchase or sale of a security, including Derivative Transactions, to be in the best interest of a Fund as well as its other clients, the Sub-Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser also may purchase or sell a particular security for one or more clients in different amounts. On any such occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its obligations to the Fund and to such other clients. In no instance, however, will a Fund’s assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted under the 1940 Act, the rules and regulations thereunder, or any exemptive relief therefrom.

(e)	The Sub-Adviser has adopted written procedures that are consistent with U.S. securities laws and that the Sub-Adviser considers “fair and equitable” to its clients. The Sub-Adviser agrees to effect securities transactions for the Funds consistent with the allocation system described in such written procedures.

(f)	Proxy Matters.

(i)	The Sub-Adviser, or its designee, shall review all Fund proxy solicitation materials provided to it by the Funds’ custodian and shall be responsible for voting in its discretion proxies for the securities held by the Funds in accordance with the Sub-Adviser’s proxy voting policies and procedures, without consultation with the Adviser or the Funds. The Adviser shall instruct the Funds’ custodian and other appropriate parties providing services to the Funds to promptly forward all proxy solicitation materials for the Funds to the Sub-Adviser, including any misdirected proxy solicitation materials. The Sub-Advisor is not responsible for completing and filing Form N-PX on behalf of the Funds

(ii)	The Sub-Adviser shall provide to the Adviser a copy of Sub-Adviser’s written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable, upon request by the Adviser. The Sub-Adviser shall also be responsible for maintaining records with respect to the proxy votes cast for the Funds. The records, and their retention period, shall conform to the applicable SEC regulations

(iii)	The Sub-Adviser shall provide records of all proxy votes cast for the Funds to the Adviser within five business days of the Adviser’s reasonable written request

(iv)	The Sub-Adviser may designate a third party, such as ISS, to review and vote proxy solicitation materials on behalf of each Fund and may adopt the proxy voting policies of such third party as its proxy voting policy.

(a)	The Sub-Adviser shall review all notices forwarded to it by the Funds’ custodian, including, but not limited to, corporate action notices, and shall provide and respond to all corresponding requests for information in relation to the securities held in the Funds. The Adviser shall instruct the custodian and other appropriate parties providing services to the Funds to promptly forward misdirected corporate action notices to the Sub-Adviser.

(b)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that the Sub-Adviser believes is likely to materially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement and any termination or resignation of senior (key) personnel who are directly responsible for portfolio management for the Funds.

(c)	The Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to any class action, bankruptcy proceeding or any other legal action or proceeding in which the Adviser or the Trust may be entitled to participate as a result of the Funds’ security holdings. The Sub-Adviser’s responsibility with respect to such matters shall be limited to cooperating with the Adviser and the Trust in filing such claims and to using its commercially reasonable efforts in sharing applicable information regarding such matters with the Adviser and the Trust.

(d)	The Sub-Adviser may not delegate to one or more entities or affiliates any of the investment advisory services relating to the services described in this Agreement for which Sub-Adviser is responsible without the prior written consent and approval of the Adviser and the Board (except as otherwise set forth in Section 2(f) herein with respect to proxy voting).

(e)	The Sub-Adviser shall not be required to pay for engaging any third party pricing services.

(f)	Any duties, obligations, activities or actions necessary for the Funds to be in compliance with federal or state securities laws, not otherwise specifically enumerated in this Section 2 and not otherwise allocated to the Sub-Adviser hereunder, shall be the obligation of the Funds or any of the Funds’ other service providers (including, but not limited to, preparing or providing disclosure for the Funds’ registration statement).

(g)	The Sub-Adviser shall only be responsible for trading foreign currency to facilitate portfolio transactions in securities denominated in certain foreign currencies as directed in writing by the Adviser and agreed to in writing by the Sub-Adviser. The Custodian shall be responsible for trading all other foreign currency.

3.	Obligations of the Adviser.

(a)	The Adviser shall continue to be responsible for all services to be provided to the Funds pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement.

(b)	The Adviser shall provide to the Sub-Adviser a list of each Fund underwriter and each affiliated person, within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”), of the Trust, the Adviser and affiliates. The Adviser shall provide to the Sub-Adviser written updates of the Fund underwriter and the list of affiliated persons as necessary to keep the list accurate and current

4.	Delivery of Documents to the Adviser.

(a)	The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(i)	The Sub-Adviser’s current Form ADV and any amendments thereto, if applicable;

(ii)	A separate list of individuals whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the fund accounting agent, custodian or administrator with respect to each Fund;

(iii)	The Code of Ethics of the Sub-Adviser as currently in effect; and

(iv)	A summary of the Sub-Adviser’s compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(b)	The Sub-Adviser will furnish the Adviser with copies of all material amendments of or supplements to the foregoing, if any, within 30 days of the time such materials became available to the Sub-Adviser. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis.

5.	Expenses.

(a)	During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the provision of services under this Agreement, except as otherwise agreed to in writing by the Sub-Adviser and the Adviser.

(b)	The Adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement. The Adviser shall also pay all fees payable to the Sub-Adviser pursuant to this Agreement.

(c)	The Sub-Adviser shall have no obligation to bear any expenses of the operation of any Fund, including without limitation: (i) fees payable to the Adviser pursuant to the Advisory Agreement; (ii) cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) compensation, fees and reimbursements payable to the Trust’s Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of counsel, if any, for the independent Trustees; (viii) federal, state and local taxes (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) costs of share certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements; (xii) premiums for insurance or fidelity bonds; (xiii) costs, expenses or losses arising out of any liability of, or claim for, damages or other relief asserted against, the Trust or the Fund for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with the Trust’s membership in investment company organizations; (xvi) Rule 12b-1 fees; and (xvii) any extraordinary expenses incurred by the Trust on behalf of the Fund.

6.	Compensation.

(a)	In payment for the investment sub-advisory services to be rendered hereunder by the Sub-Adviser in respect of each Fund, the Adviser shall pay to the Sub-Adviser, as full compensation for all services hereunder, a fee computed at an annual rate, which shall be a percentage of the average daily value of the net assets of each Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of each Fund as determined as of the close of each business day pursuant to the Declaration of Trust, Bylaws and currently effective Prospectus and Statement of Additional Information of the Trust. The fee shall be payable in arrears by the 15th day of each calendar month.

(b)	The applicable fee rate for each Fund is set forth in Exhibit B.

7.	Renewal, Termination and Survival.

(a)	This Agreement shall not become effective as to any Fund unless and until it is approved by the Board, including a majority of the Board members who are not “interested persons” of the Trust or any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval

(b)	Subject to Section 7(a), the initial term of this Agreement will continue until the second anniversary of its effective date as to any Fund, and will renew from year to year thereafter as to each Fund, if such continuance is specifically approved at least annually either by a vote of the holders of the majority of the outstanding voting securities of such Fund, or by a vote of the majority of the Board, and if such continuance is also approved annually by a majority of the Board members who are not interested persons of the Trust or any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement may be terminated at any time with respect to all or any Funds without payment of penalty upon the occurrence of one of the following: (i) by the Board or by a vote of a majority of the outstanding voting securities of such Fund(s) on 60 days’ prior written notice, or (ii) by either party hereto upon 60 days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the Advisory Agreement or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules thereunder, and any relevant interpretations thereof by (or exemptions or no-action positions issued by) the SEC or its staff.

(d)	Any and all rights, obligations or required performance of the parties in this Agreement that, by its express terms or nature and context, is intended to survive termination of this Agreement under Sections 9, 14, and 16, shall survive any such termination.

(e)	Termination of this Agreement with respect to one Fund shall not constitute a termination of this Agreement with respect to the other Funds.

8.	Limits on Liability.

(a)	Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees, affiliates or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government, regulatory agency, or exchange of restrictions which might affect the liquidity of a Fund’s assets, or from acts or omissions of the Adviser or custodians or other agents of the Trust or the Fund or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed; provided, however, nothing in this Agreement will be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b)	The Adviser and the Board understand that the value of investments made for the Funds may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. Neither the Sub-Adviser nor the Adviser have made, and are not making, any guarantees, including any guarantee as to any specific level of performance of the Funds. The Adviser and the Board acknowledge that each Fund is designed for the described investment objective(s) and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Funds by the Sub-Adviser are subject to various market and business risks.

(c)	The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to other clients, including other investment companies, or for its own account and the Adviser has no objection to the Sub-Adviser so acting. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account that may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Funds. Nothing in this Agreement imposes upon the Sub-Adviser any obligation to purchase or sell with respect to the Funds, any security or other investment which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own accounts or for the account of any other client.

(d)	Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser or its affiliates, or the right of any of their officers, directors or employees (who may also be an officer, trustee or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

9.	Confidential Treatment.

(a)	The Sub-Adviser agrees that it will, and will cause its Representatives (as defined below) to whom the Sub-Adviser discloses Fund Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Adviser or the Fund and/or its Representatives (including but not limited to information that is material and non-public) to the Sub-Adviser (collectively, “Fund Information”). Notwithstanding the foregoing, the term “Fund Information” shall not, for the purposes of this Agreement, include any information which: (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Sub-Adviser or any of its Representatives in breach of this Agreement; (ii) was or becomes available to the Sub-Adviser on a non-confidential basis from a source other than the Adviser or the Fund or any of their Representatives; provided that such source is not known to the Sub-Adviser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Adviser or the Fund; or (iii) has been independently developed by the Sub-Adviser or any of its Representatives without using Fund Information and without violating any of its obligations under this Agreement.

(b)	The Adviser agrees that it will, and will cause its Representatives and the Fund and its Representatives to whom it discloses Sub-Adviser Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Sub-Adviser and/or its Representatives (including but not limited to information that is material and non-public) to the Adviser (collectively, “Sub-Adviser Information”). Notwithstanding the foregoing, the term “Sub-Adviser Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Adviser, the Fund or any of their Representatives in breach of this Agreement, (ii) was or becomes available to the Adviser or the Fund on a non-confidential basis from a source other than the Sub-Adviser or any of its Representatives; provided that such source is not known to the Adviser or the Fund to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Sub-Adviser; or (iii) has been independently developed by the Adviser, the Fund or any of their Representatives without using Sub-Adviser Information and without violating any of their obligations under this Agreement.

(c)	Except as otherwise expressly provided herein, the parties will not use or disclose (other than to their respective Representatives) any of the Fund Information or Sub-Adviser Information, as applicable, that the Sub-Adviser, the Adviser and the Fund are required to hold in confidence under this Section 9, as applicable, except in connection with the carrying out of the parties’ respective obligations hereunder. For purposes hereof, “Representatives” shall mean each of the parties’ respective affiliates, and its and their respective employees, directors, trustees, officers, agents and advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors) who need to know the information for the purpose of carrying out the parties’ respective obligations hereunder.

(d)	In the event that the Sub-Adviser or its Representatives are required to disclose any Fund Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Sub-Adviser and/or any of its Representatives, the Sub-Adviser or such Representative shall provide (unless prohibited by law or regulation) the Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 9. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 9 by the Adviser, the Sub-Adviser or such Representative is nonetheless in the opinion of counsel legally required to disclose any Fund Information, the Sub-Adviser or such Representative may, without liability hereunder, disclose that portion of the Fund Information that it deems is legally required to be disclosed.

(e)	In the event that the Adviser or its Representatives or the Fund or its Representatives are required to disclose any Sub-Adviser Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Adviser and/or any of its Representatives, the Adviser or its Representative shall provide (unless prohibited by law or regulation) the Sub-Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Sub-Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 9. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 9 by the Sub-Adviser, the Adviser or such Representative or the Fund or its Representatives is nonetheless in the opinion of counsel legally required to disclose any Sub-Adviser Information, the Adviser or such Representative or the Fund or its Representatives may, without liability hereunder, disclose that portion of the Sub-Adviser Information that it deems is legally required to be disclosed.

10.	Representations and Warranties of the Sub-Adviser. The Sub-Adviser hereby represents and warrants to the Adviser as follows:

(a)	The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, materially complete and in material compliance with all applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b)	The Sub-Adviser has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser’s obligations under this Agreement;

(c)	The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject; and

(d)	The Sub-Adviser has reviewed the portion of the Funds’ Prospectuses and Statements of Additional Information (including amendments) thereto, in each case in the form received from the Adviser, and only with respect to the disclosure about the Sub-Adviser and the investment objective, strategies and risks of the Funds (the “Information”), and hereby represents that such Information, as modified by the Sub-Adviser’s written comments provided to the Advisor, contains no untrue statement of any material fact of which the Sub-Adviser has knowledge and does not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Sub-Adviser agrees to notify the Adviser promptly in writing if any of the representations and warranties contained in this Section ceases to be accurate in any respect.

11.	Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Sub-Adviser as follows:

(a)	The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the right and obligation to perform the services as contemplated hereby;

(b)	The Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, materially complete and in material compliance with all applicable provisions of the Advisers Act and the rules and regulations thereunder;

(c)	The Adviser has all requisite authority to enter into and execute, deliver and perform its obligations under this Agreement; and

(d)	The Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject, and

(e)	The Registration Statement and the Funds’ Prospectuses and Statements of Additional Information (including amendments thereto) contain, no untrue statement of any material fact of which the Adviser has knowledge and do not omit any statement of a material fact of which the Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Adviser agrees to notify the Sub-Adviser promptly in writing if any of the representations and warranties contained in this Section ceases to be accurate in any respect.

12.	Compliance with Commodity Exchange Act and Derivatives-Related Regulations

(a)	The Adviser hereby represents and warrants to the Sub-Adviser that:

(1)	the Adviser is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 with respect to the operation of each Fund and it will file a notice as required by CFTC Regulation 4.5(c) and shall refile such notice annually as required;

(2)	the Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.6 with respect to the Funds; and

(3)	each Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended from time to time (“CEA”).

(b)	The Sub-Adviser hereby represents and warrants to the Adviser that:

1.	the Sub-Adviser is registered with the CFTC as a commodity pool operator and is a member of the NFA, and will comply with all regulations and updates as required by the CFTC and the NFA;

2.	the Sub-Adviser is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 with respect to the operation of each Fund; and

3.	the Sub-Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to the Funds, has filed an electronic notice to that effect as required under CFTC Regulation 4.14(a)(8) and has intentions to refile such notice annually as required.

(c)	The Sub-Adviser hereby agrees that the Sub-Adviser will cause the Funds to comply with the trading restrictions set forth in CFTC Regulation 4.5 and will provide the Adviser with advance notice by telephone and in writing (electronic is acceptable) should it appear to the Sub-Adviser that any Fund is at material risk of failing to comply with such trading restrictions.

(d)	The Adviser and Sub-Adviser each further agree that:

(1)	the Adviser and the Sub-Adviser shall each comply, in all material respects, with the requirements of CEA and the then-current CFTC and SEC regulations, or any other laws and regulations that apply to the Adviser and the Sub-Adviser, respectively, with respect to the Funds; and

(2)	the Sub-Adviser shall provide reasonable cooperation to the Adviser and Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Funds under the CEA and the then-current CFTC and SEC regulations and any other laws and regulations.

(e)	The Adviser and the Sub-Adviser each further agrees to notify the other party promptly in writing if any of the representations and warranties contained in this Section ceases to be accurate in any respect.

13.	Reports by the Sub-Adviser and Records of the Funds.

(a) The Sub-Adviser shall furnish the Adviser with reports concerning transactions and performance of the Funds, including information that is required to be disclosed in the Trust’s Registration Statement, in such form and at such intervals as may be mutually agreed from time to time. The Sub-Adviser shall permit the books and records maintained by it with respect to the Funds to be inspected and audited by the Trust, the Adviser or their agents during normal business hours, upon reasonable notice to the Sub-Adviser.

(b) In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Funds are the joint property of the Sub-Adviser and the Trust and further agrees to deliver to the Trust or the Adviser copies of any such records upon the Trust’s or the Adviser’s request. The Sub-Adviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Funds. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

14.	Indemnification.

(a)	The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from: (i) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Sub-Adviser’s obligations under this Agreement, or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectuses or Statements of Additional Information covering the Funds relating to the Sub-Adviser or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact relating to the Sub-Adviser required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser, the Trust or any affiliated person of the Adviser or the Trust expressly for use in the Trust’s Registration Statement; provided, however, that the Sub-Adviser’s obligation under this Section 14 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(b)	The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from: (i) the Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Adviser’s obligations under this Agreement, or from the Adviser’s reckless disregard of its obligations and duties under this Agreement; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectuses or Statements of Additional Information covering the Funds or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Adviser, the Trust, or any affiliated person thereof other than statements made or omissions in reliance upon written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser, expressly for use in the Trust’s Registration Statement; provided, however, that the Adviser’s obligation under this Section 14 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(c)	Third-Party Beneficiaries. No shareholder of the Trust or any Fund is intended to be a beneficiary of this Agreement. No such shareholder shall have any rights, whether direct, indirect, derivative or otherwise, against the Sub-Adviser, nor shall this Agreement create any obligation on the part of the Sub-Adviser with respect to any such shareholder, or with respect to any person other than the Adviser and the Funds.

15.	Assignment. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder).

16.	Jurisdiction and Applicable Law.

(a)	Each party irrevocably submits to the exclusive jurisdiction of any state or U.S. federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement.

(b)	This Agreement shall be construed and enforced in accordance with the laws of Delaware (without regard to the conflict of law principles thereof), the 1940 Act and the applicable rules and guidance issued by the SEC and its staff thereunder.

(a)	Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which such party is subject by a suit upon such judgment.

(b)	Nothing in this Section affects the right of a party to serve process in any manner permitted by law.

17.	Notices. All notices or other communications required or permitted to be given hereunder shall be in writing (electronic is acceptable) and shall be delivered or sent by pre-paid first class letter post or courier service (or electronic mail) to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:	IVY INVESTMENT MANAGEMENT COMPANY
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Philip J. Sanders, President

a required cc: to the following for notices under subparagraphs 2(a)(v) and (vi), Sections 9, 11 and 12 DerivativesLegal@waddell.com DerivativesTraders@waddell.com

If to the Trust or Funds:	IVY FUNDS
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Wendy J. Hills, Vice President

If to the Sub-Adviser:	ProShare Advisors LLC 7501 Wisconsin Avenue East Tower, 10th Floor Bethesda, MD 20814 Attn: General Counsel

18.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

20.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

21.	Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to a Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to a Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund.

The duly authorized representatives of each party executed this Agreement on the date set forth below.

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ Philip J. Sanders
Philip J. Sanders, President

Date:	April 18, 2017

PROSHARE ADVISORS LLC

By:	/s/ Michael L. Sapir
Michael L. Sapir, Chief Executive Officer

Date:	April 18, 2017

Exhibit A

Ivy ProShares S&P 500 Dividend Aristocrats Index Fund

Ivy ProShares Russell 2000 Dividend Growers Index Fund

Ivy ProShares Interest Rate Hedged High Yield Index Fund

Ivy ProShares S&P 500 Bond Index Fund

Ivy ProShares MSCI ACWI Index Fund

Exhibit B

Fee Schedule

The annual fee payable to the Sub-Adviser, in U.S. dollars, is the percentage of the average daily value of the net assets of each Fund as set forth in the schedule below. The indicated “breakpoint fees” shall be applied only to the amount of each Fund’s net assets within the indicated breakpoint range and not the total amount of each Fund’s net assets.

Fund Name		Net Portfolio Assets
	Up to $1 billion	Over $1 billion up to $2 billion	Over $2 billion and up to $5 billion	Over $5 billion
S&P 500 Dividend Aristocrats Index Fund	0.175%	0.165%	0.155%	0.15%
Russell 2000 Dividend Growers Index Fund	0.20%	0.19%	0.18%	0.175%
MSCI ACWI Index Fund	0.225%	0.215%	0.205%	0.20%
S&P 500 Bond Index Fund	0.10%	0.09%	0.08%	0.075%
Interest Rate Hedged High Yield Index Fund	0.25%	0.24%	0.23%	0.225%